Exhibit 99.2

TARP Capital Purchase Program Principal Financial Officer Certification

First Fiscal Year PFO Certification

I, Michelle M. Pennell, certify, based on my knowledge, that:

(i)                  Not applicable because the entity serving as the compensation committee (the “Committee”) of Atlantic Bancshares, Inc. (the “Company”) was not required to, and did not, meet with the senior risk officers during the period beginning ninety days after the closing date of the agreement between the TARP Recipient (as defined below) and Treasury and ending with the last day of the TARP Recipient’s fiscal year containing that date (the “applicable period”), to discuss, review, and evaluate the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to the Company and each entity aggregated with the Company as the “TARP Recipient” as defined in the regulations and guidance established under section 111 of EESA (collectively referred to as the “TARP Recipient”);

(ii)                 Not applicable because the Committee was not required to, and did not, identify and limit during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient, and did not during the applicable period identify the features of the employee compensation plans that pose risks to the TARP Recipient and limit those features to ensure that the TARP Recipient is not unnecessarily exposed to risks;

(iii)                 Not applicable because the Committee was not required to, and did not, review during the applicable period, the terms of each employee compensation plan and identify any features of the plan that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee, and limit any such features;

(xvii)        Not applicable because the Committee was not required to, and did not, conduct the reviews described under (i) and (iii) above;

(xviii)      The Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

    (D)    SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient;

    (E)    Employee compensation plans that unnecessarily expose the TARP Recipient to risks; and

    (F)    Employee compensation plans that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee;

(xix)         The TARP Recipient has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), to SEOs and any of the next twenty most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(xx)           The TARP Recipient has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date;

(xxi)          The TARP Recipient has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date;

(xxii)    The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP Recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; the TARP Recipient and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(xxiii)    [NOT APPLICABLE]

(xxiv)    The TARP Recipient will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date of any perquisite, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xxv)     The TARP Recipient will disclose whether the TARP Recipient, the board of directors of the Company, or the Committee has engaged during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xxvi)    The TARP Recipient has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date;

(xxvii)   The TARP Recipient has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the TARP Recipient and Treasury, including any amendments;

(xxviii)  The TARP Recipient has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xxix)    I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date:  March 25, 2010

/s/ Michelle M. Pennell
Michelle M. Pennell
Chief Financial Officer and
Executive Vice President